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                                                                     EXHIBIT 5.1

                             GUTH | CHRISTOPHER LLP
                         10866 WILSHIRE BOULEVARD #1250
                          LOS ANGELES, CALIFORNIA 90024

June 26, 2003

Board of Directors
Superconductor Technologies Inc.
460 Ward Drive
Santa Barbara, California 93111-2310

         Re: Superconductor Technologies Inc., a Delaware corporation (the
             "Company")

Ladies and Gentlemen:

         We have acted as the Company's counsel in connection with the preparation and filing of that certain Registration Statement on Form S-3 (File No. 333-102186) (the "Registration Statement") filed with the Securities and Exchange Commission in connection with the registration of 6,489,688 shares (the "Shares") of the Company's common stock, par value $.001 per share (the "Common Stock"). The Shares consist of the following:

         (a)      5,116,278 shares of Common Stock of the Company, and

         (b) 1,373,410 shares of Common Stock of the Company issuable upon the exercise of outstanding warrants (the "Warrants").

         As your counsel, we have examined such matters and documents as we have deemed necessary or relevant as a basis for this opinion, and, as to certain factual matters, we have relied on an Officers' Certificate from the Company. We have not undertaken any independent investigation to determine the existence or nonexistence of the facts set forth in that Officers' Certificate, and no inference as to our knowledge of the existence of such facts should be drawn from the fact of our representation of the Company in this or other matters.

         Based on these examinations, assumptions and the factual information provided to, and relied upon by, us, it is our opinion that (1) the Shares described above in clause "(a)" have been legally issued and are fully paid and non-assessable, and (2) the Shares described above in clause "(b)" will be legally issued, fully paid and non-assessable when issued in accordance with the terms of the Warrants.

         We consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters."

                           Very truly yours,

                           /s/ Guth | Christopher LLP

                           Guth | Christopher LLP